Exhibit 5.1

March 2, 2012

DCP Midstream Partners, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 4,750,000 common units (including common units to be issued upon exercise of the underwriters’ option to purchase additional common units) representing limited partner interests in the Partnership (the “Common Units”), pursuant to an underwriting agreement dated March 2, 2012 (the “Underwriting Agreement”), among the Partnership, DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), DCP Midstream GP, LLC, a Delaware limited liability company (“GP LLC” and, together with the Partnership and the General Partner, the “DCP Parties”), and the underwriters named in Schedule II thereto (the “Underwriters”).

We have also participated in the preparation of a prospectus supplement dated March 2, 2012 (the “Prospectus Supplement”), and the prospectus dated May 26, 2010 (the “Prospectus”), each forming part of the Registration Statement on Form S-3 (File No. 333-167108), as amended (the “Registration Statement”), to which this opinion is an exhibit. The Prospectus Supplement has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the DCP Parties, certificates of officers of the DCP Parties and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Underwriting Agreement, the Registration Statement, the Prospectus, the Prospectus Supplement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 1, 2006, as amended by Amendment No. 1 thereto dated as of April 11, 2008, and Amendment No. 2 thereto dated as of April 1, 2009, and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005.

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, electronic, conformed, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership) any document reviewed by us had authority to sign in such capacity; (v) that the obligations of parties other than the Partnership to the Underwriting Agreement are valid, binding and enforceable; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (vii) the accuracy, completeness and authenticity of certificates of public officials. In connection with the opinion hereinafter expressed, we have assumed that all of the Common Units will be offered, issued and sold in the manner stated in the Prospectus, the Prospectus Supplement, and the Underwriting Agreement.

Based on the foregoing and having due regard for such legal considerations as we deem relevant, and subject to the qualifications, assumptions, and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Common Units have been duly and validly authorized and, when issued and delivered on behalf of the Partnership against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Act and except as otherwise described in the Prospectus Supplement and the Prospectus).

We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Act, in each case as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP